EXHIBIT 10.06

                                    AGREEMENT
                                    ---------

     This document is to set forth the agreement ("Agreement") made and entered into as of the 21st day of November, 2007, by and between AMB HTD - BEACON CENTRE, LLC, a Florida limited liability company (the "Landlord"), and CARGO CONNECTION LOGISTICS CORP., a Delaware corporation, (the "Tenant") (collectively, the "Parties").

                               W I T N E S S E T H
                               -------------------

     WHEREAS, Landlord owns the following described real property located in Miami-Dade County, Florida: 8501 N.W. 17th Street, Suite 102, Miami, Florida 33126 (the "Premises") located in Building 20 at the Beacon Center;

     WHEREAS, on or about September 30, 2004, Landlord entered into a written lease agreement (the "Lease") with Tenant for the Premises;

     WHEREAS, the original lease term was for five (5) years and five (5) months from the Commencement Date, defined in Paragraph 1.3 of the Lease as the latter of November 1, 2004, or the date that Landlord achieves substantial completion of the demising wall. The Lease contemplated Tenant's rental of approximately
36,017 square feet of space, within a larger warehouse and office space compromised of approximately 5,500 square feet.

     WHEREAS, pursuant to Section 13 of the Lease, a default by the Tenant shall be deemed to have occurred upon if, among other occurrences, Tenant failed to pay any rent or other money which was due and owing for five (5) days after written notice from Landlord;

     WHEREAS, on or about October 25, 2007, Landlord, through counsel, sent a Five-Day Notice to Pay Rent or to Deliver Possession, informing Tenant that it was in default of the Lease for the failure to pay rent for the Premises, and that it owed Landlord the sum of $94,673.43 (an amount which, after accrual of November rent and other charges is presently $114,667.28) (the "Current Balance");

     WHEREAS, on or about November 2, 2007, Tenant defaulted under the Lease by failing to pay the outstanding balance;

     WHEREAS, in an effort to avoid the need to file an eviction action, the Landlord is willing to give Tenant one final opportunity to cure its default;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and in consideration of Ten and No/100 ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

          1. Incorporation of Recitals. The above recitals are true and correct and are incorporated herein as if set forth in full.

          2. General Provisions. All defined terms in this Agreement shall have the same meaning as in the Lease, except as otherwise noted. Except as amended and modified by this Agreement, all of the terms, covenants, conditions, and agreements of the Lease shall remain in full force and effect. In the event of any conflict between the provisions of the Lease and the provisions of this Agreement, this Agreement shall control.

          3. Payment. Tenant shall pay Landlord the following sums on the following dates to satisfy the Current Balance, time being of the essence:

                                           Payment in
                                           reduction of
      Date Due:            Base Rent:      amount owed:     Total Payment:
      --------             ---------       -----------      -------------

      November 26, 2007:     $26,687.45      $13,343.73       $40,031.18
      December 10, 2007:     $26,687.45      $13,343.73       $40,031.18
      January 5, 2008:       $26,687.45      $13,343.73       $40,031.18
      February 5, 2008:      $26,687.45      $13,343.73       $40,031.18
      March 5, 2008          $26,687.45      $13,343.73       $40,031.18
      April 5, 2008          $26,687.45      $13,343.73       $40,031.18
      May 5, 2008:           $26,687.45      $7,917.45        $34,604.90

          4. Method of Payment. All of the payments described in Paragraph 3 must be made in certified funds, made payable to:

                               AMB Property, Corp.
                               P.O. Box 6110
                               Hicksville, New York, 11802-6110

          5. Default. If, for any reason whatsoever, Tenant fails to pay Landlord as specified in Paragraphs 3 and 4, then this Agreement is null and void, and Tenant hereby agrees that Landlord, without any further notice or instrument, is hereby authorized to obtain from an appropriate court, upon five
(5) days advance written counsel to Tenant's counsel, an entry of judgment giving Landlord the immediate right to recovery of possession of the Premises. Tenant hereby waives all defenses and counterclaims regarding any right of possession of the Premises by Landlord, including, without limitation, waiver of service of process and waiver of notice of the entry of any judgment. Tenant hereby acknowledges and agrees that the immediate right to recovery of possession of the Premises as described above is the only material incentive for Landlord to enter into this Agreement, and that without Tenant's agreement thereto, Landlord would not have entered into this Agreement..

          6. No Waiver. This Agreement is merely intended to provide Tenant with an opportunity to cure its previous defaults and to remain in the Premises. Thus, in no way is Landlord waiving its rights or remedies under the Lease. To the contrary, Landlord expressly reserves the right to bring an action to enforce any other remedies provided in the Lease, or by law, including, but not limited to, an action for damages for the past due and future rent pursuant to the Lease.

          7.  Future  Rent  Payments.   Upon  the  curing  of  Tenant's existing
defaults, all future rent payments shall be made in accordance with the provisions of the Lease and the Lease will be deemed reinstated upon payment on the June 2008 rent. Accordingly, nothing contained in this Agreement shall be deemed to modify Tenant's future obligations to pay its regular monthly payments of rent under the Lease for June of 2008 and each month thereafter during the term of the Lease.

          8.  Facsimile  &  Counterparts.   This  Agreement  may  be executed by
facsimile signatures or scanned e-mail signatures or in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one and the same Agreement.

          9. Modification. This Agreement cannot be modified or amended except in a writing executed by all Parties.

          10. Representation of Counsel. The Parties hereto each represent and warrant to each other that (i) they have had sufficient time to review this Agreement and consult with counsel of their choice, (ii) they have received such advice as they deem necessary as to their legal rights hereunder, and the validity and enforceability of this Agreement, and (iii) they fully understand the content and legal effect of this Agreement.

          11. Interpretation. The Parties acknowledge that this Agreement has been negotiated between unrelated, sophisticated, and knowledgeable parties who have acted in their own self-interest and on advice of counsel. Accordingly, any statute, law, ordinance, common law principles, treaty, protocol, legal decision, convention, or other authority of any jurisdiction that would require interpretation of any ambiguities in this Agreement against the party who drafted this Agreement is not applicable and is hereby waived. The provisions of this document shall be interpreted in a reasonable manner to effect its purposes, and shall not be interpreted or construed against any person or entity because that person or entity or any of its attorneys or representatives drafted or participated in drafting this Agreement.

          12. Entire Agreement. This Agreement constitutes the entire agreement and contract between the Parties pertaining to the subject matter hereof. This Agreement supersedes all prior or contemporaneous agreements, representations or negotiations among the Parties hereto pertaining to the subject matter contained herein, and cannot be modified or amended except in a writing executed by all Parties.

          13. Prevailing Party. In the event that either Party fails to perform under the Agreement, the prevailing Party shall be entitled to reasonable attorneys' fees and costs, through trial and through appeal. Each Party shall be responsible for their own attorneys' fees incurred through the date of the execution of this Agreement.

          14. Authority. Each individual signing this Agreement on behalf of any party represents and warrants that he or she has the right, legal capacity and full authority to do so.

     This Agreement is effective as of November 21st, 2007.

                                    LANDLORD:

                                    AMB HTD - BEACON CENTRE, LLC,
                                    a Florida limited liability company

                                    By: AMB Property, L.P., a Delaware limited
                                    Partnership,

                                                its sole member

                                    By: AMB Property Corporation, a Maryland
                                    corporation,

                                                its general partner


                                    By:    /s/ Christos F. Kombouras
                                       --------------------------------------
                                       Christos F. Kombouras
                                       VP, Regional Manager



                                    TENANT:

                                    CARGO CONNECTION LOGISTICS CORP., a
                                    Delaware corporation,



                                    By:   /s/ Scott Goodman, EXEC. VP
                                        ------------------------------------
                                        Name:  Scott Goodman
                                        Title: Executive Vice President